UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: March 23, 2015

(Date of earliest event reported)

UNIVERSAL HOSPITAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-20086

Delaware	41-0760940
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

(Address of principal executive offices, including zip code)

952-893-3200

(Registrant’s telephone number, including area code)

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Explanatory Note:  On March 23, 2015, Universal Hospital Services, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) reporting, among other things, the appointment on March 23, 2015, of Thomas J. Leonard as the Company’s Chief Executive Officer and a member of its Board of Directors, effective April 13, 2015.

This Amendment No. 1 on Form 8-K/A amends and supplements the Initial Form 8-K and is being filed to (1) provide updated compensation information as required pursuant to Item 5.02 on Form 8-K and (2) note that the paragraph(s) of Item 5.02 used for disclosure of Mr. Leonard’s appointment in the Initial Form 8-K is hereby correct to be Item 5.02(c) and (d), rather than Item 5.02(b).

(c)                                  On April 8, 2015, the Company executed an Employment Agreement with Mr. Leonard (the “Employment Agreement”) Mr. Leonard’s employment will commence on April 13, 2015. During the term, the Company will pay Mr. Leonard a base salary at an annual rate of $650,000, and he will be entitled to such increases (but not decreases) in base salary, if any, as may be determined from time to time in the sole discretion of the Board.  With respect to each calendar year during the term, Mr. Leonard will be eligible to earn an annual cash bonus award of 100% of his base salary (“Target Bonus Opportunity”), based upon his achievements and the Company’s achievement of annual performance targets established by the Board.  The annual bonus for calendar year 2015 is guaranteed to be at least 80% of the Target Bonus Opportunity.  The Company has agreed to reimburse Mr. Leonard for expenses related to travel from his home in Encinitas, California to Minneapolis, MN and to reimburse him for all reasonable relocation expenses should Mr. Leonard elect to relocate his primary residence to the Minneapolis metropolitan area.

The Employment Agreement may be terminated by either party.  If Mr. Leonard’s employment is terminated by the Company without cause or by Mr. Leonard for good reason (each as defined in the Employment Agreement), in addition to any accrued but unpaid benefits or obligations as of the date of termination, Mr. Leonard will be entitled to (i) 12 months of base salary as in effect immediately prior to the date of termination (ii) Mr. Leonard’s target annual bonus opportunity for the year of termination, (iii) a pro-rata portion of the annual bonus for the year of termination and (iv) subject to Mr. Leonard’s timely election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) a monthly payment equal to the COBRA coverage premium under the Company’s group medical plans as in effect from time to time, less the amount of Mr. Leonard’s portion of the premium as if he was an active employee, for a maximum of 12 months.

This Employment Agreement also includes other customary terms, including with respect to disability and death. During the term of employment and for specified periods thereafter, Mr. Leonard also will be subject to confidentiality, non-solicitation and non-competition restrictions.

Effective on April 13, 2015, in connection with Mr. Leonard’s commencement of employment, Mr. Leonard will be granted 7,042,254 restricted stock units (the “RSUs”) pursuant to a Restricted Stock Units Award Agreement (“Award Agreement”).  The RSUs vest in four equal annual installments following the date of grant, subject to earlier forfeiture or acceleration under certain circumstances.  Within 15 days following the applicable vesting date of the RSUs the Company shall deliver the number of shares of common stock of the Company’s parent, UHS Holdco, Inc. (“Shares”) equal to the number of RSUs that vested on the vesting date. In the event of a Change of Control or a Sale of the Company (each as defined in the Award Agreement) all RSUs will vest. Mr. Leonard will enter into a conditional joinder to the Company’s Securityholders Agreement in connection with the grant of RSUs.

In addition, the Company has recommended to the Company’s compensation committee that Mr. Leonard be awarded options to purchase 15,000,000 Shares under the Company’s Amended and Restated Stock Option Plan (“the Plan”) within 30 days of his commencement of employment.  The exercise price of such options will be equal to the fair market value (as defined in the Plan) of a Share at the date of the grant, and the options will vest over a five-year period with one-fifth vesting on April 13th of each year of the five-year period, subject to Mr. Leonard’s continuing employment with the Company.

The foregoing description is not complete and is qualified in its entirety by the Employment Agreement and the Award Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Hospital Services, Inc.

	By:	/s/ James B. Pekarek
James B. Pekarek
Executive Vice President and Chief Financial Officer

Date: April 13, 2015